Smart Sand, Inc. Announces Third Quarter 2020 Results
•3Q 2020 Revenue of $23.4 million
•3Q 2020 total tons sold of approximately 309,000
•3Q 2020 Net Income of $36.3 million
•3Q 2020 Adjusted EBITDA of $6.1 million
•3Q 2020 Contribution Margin of $10.4 million

THE WOODLANDS, Texas, November 9, 2020 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a fully integrated frac sand supply and services company that is a low-cost producer of high quality Northern White frac sand and provider of proppant logistics and storage solutions through its in-basin transloading terminal and SmartSystemsTM products and services, today announced results for the third quarter 2020.
Charles Young, Smart Sand’s Chief Executive Officer, stated “While these continue to be difficult times to operate in, Smart Sand continued to demonstrate its ability to manage successfully through volatile operating cycles for our industry. I want to thank all of our employees for their continued diligence and efforts to support the company through challenging times.”
“We continue to stay focused on enhancing our mine to wellsite solutions capabilities to provide sustainable and efficient sand supply and logistics services to our customers. The acquisition of Eagle Materials’ proppant business is a great example of our strategy to acquire strategically complementary assets at attractive valuations to enhance our capabilities to be a premier, long-term provider of northern white sand in the market place.”

Business Combination
On September 18, 2020, we acquired the Oil and Gas Proppants Segment of Eagle Materials Inc, which includes frac sand mines and related processing facilities in Utica, Illinois and New Auburn, Wisconsin, with approximately 3.5 million tons of total annual processing capacity, 1.6 million tons of which has access to the BNSF Class I rail line through the Peru, Illinois transload facility. The transaction is considered a bargain purchase whereby we purchased total net assets with a fair value of $41.9 million for total consideration of $2.1 million, resulting in a bargain purchase gain of $39.9 million, recorded in net income for the three months ended September 30, 2020. In connection with our acquisition we entered into a Liquidity Support Loan Agreement, whereby we may draw loans in an aggregate amount up to $5.0 million during the twelve month period ending September 18, 2021 and repay those amounts over the subsequent three years.

We believe this acquisition broadens our mine to wellsite capabilities by adding high quality sand mining and processing assets coupled with enhanced logistics options which provide direct access to an additional Class I rail line. We believe these additional mining and logistics resources help secure our ability to be the preferred provider of Northern White Sand in the proppants market. With this acquisition we believe we will be able to expand our footprint into new basins, gain access to new and enhanced logistics options, broaden our customer base and complement our mine to wellsite supply and logistics capabilities.

Third Quarter 2020 Results
Revenues were $23.4 million in the third quarter of 2020, compared to $26.1 million in the second quarter of 2020 and $65.7 million in the third quarter of 2019. Included in revenues were $6.8 million, $14.0 million, and $15.6 million of shortfall revenues for each respective period. Revenue in the third quarter of 2020 was negatively impacted by depressed oil prices driven by continued oversupply relative to the decreased demand due to the COVID-19 coronavirus pandemic.
Tons sold were approximately 309,000 in the third quarter of 2020, compared with approximately 208,000 tons in the second quarter of 2020 and 611,000 tons in the third quarter of 2019. Total volumes sold improved sequentially, though they continue to be negatively impacted by depressed oil prices driven by Organization of the Petroleum Exporting Countries (“OPEC”) oversupply and decreased demand due to the COVID-19 coronavirus pandemic.

Net income was $36.3 million, or $0.91 per basic and diluted share, for the third quarter of 2020, compared with net income of $4.6 million, or $0.12 per basic and diluted share, for the second quarter of 2020 and net income of $10.9 million, or $0.27 per basic and diluted share, for the third quarter of 2019. The bargain purchase gain was the primary driver for the increase in net income and amounts per share, partially offset by lower shortfall revenue and continued low total volumes sold.
Adjusted EBITDA was $6.1 million for the third quarter of 2020, compared with $15.6 million for the second quarter of 2020 and $28.8 million during the same period last year. The decrease in Adjusted EBITDA compared to the second quarter of 2020 was primarily due to lower shortfall revenue. The decrease in Adjusted EBITDA compared to the third quarter of 2019 was due to both lower shortfall revenue and lower total volumes sold due to depressed oil prices and decreased demand.
Contribution margin was $10.4 million, or $33.52 per ton sold, for the third quarter of 2020 compared to $19.3 million, or $92.62 per ton sold, for the second quarter of 2020 and $33.7 million, or $55.13 per ton sold, for the third quarter of 2019. The decrease in contribution margin compared to the second quarter 2020 was primarily due to both lower shortfall revenue partially offset by higher total volumes sold. Lower overall contribution margin compared to the same period last year was primarily due to lower total volumes sold in the current period due to depressed oil prices and decreased demand and lower shortfall revenue.

Capital Expenditures
Our primary sources of liquidity are cash on hand, cash flow generated from operations and available borrowings under the ABL Credit Facility and the Acquisition Liquidity Support Facility. As of September 30, 2020, cash on hand was $11.0 million and we had $9.6 million in undrawn availability on our ABL Credit Facility, with no borrowing outstanding under our ABL Credit Facility. For the nine months ended September 30, 2020, we spent approximately $7.4 million on capital expenditures. We estimate that full year 2020 capital expenditures will be less than $10.0 million.

Market Update
We generally expect the price of frac sand to correlate with the level of drilling and completions activity for oil and natural gas and we generally expect the level of drilling and completions activity to correlate with long-term trends in commodity prices. Earlier in 2020, oil prices declined to all-time lows as a result of decreased demand for oil from the COVID-19 coronavirus pandemic, as well as an increase in global oil supply driven by disagreements with respect to oil pricing between Russia and members of OPEC, particularly Saudi Arabia. The COVID-19 coronavirus pandemic has caused a global decrease in all means of travel, the closure of borders between countries and a general slowing of economic activity worldwide, which has decreased the demand for oil. In early March, discussions between Russia and Saudi Arabia deteriorated and the countries ended a three-year supply level agreement, which resulted in each country increasing its oil production. Subsequently, Russia and OPEC agreed to certain production cuts to mitigate the decline in the price of oil; however, such cuts may not be sufficient to stabilize the oil market if the decline in demand due to the COVID-19 coronavirus pandemic continues. While oil and natural gas prices have improved from their recent lows, they are expected to continue to be at depressed levels as a result of the increase of near-term supply and the decrease in overall demand caused by these events, and we cannot predict when prices will improve or stabilize.
In response to these market conditions, we implemented several cost cutting measures ealier in 2020, including reducing our capital expenditure budget, primarily as a reduction to our SmartSystems manufacturing plans. Additionally, we put in place several cost-cutting measures, including headcount reductions at our Oakdale and Saskatoon, Canada operating facilities, salary reductions and suspension of certain variable cash compensation programs for all employees, and reduced compensation for board members. We have also taken steps to limit cash outflows in the near-term by negotiating for deferred payments on certain of our operating leases, debt and minimum royalty payments. We have put in place multiple initiatives to protect the health and well-being of our workforce, including work-from-home arrangements for all employees that are able to do so and implementing social distancing requirements as prescribed by the federal, state and local government authorities.

Conference Call

Smart Sand will host a conference call and live webcast for analysts and investors on November 9, 2020 at 10:00 a.m. Eastern Time to discuss the Company’s first quarter 2020 financial results. Investors are invited to listen to a live audio webcast of the conference call, which will be accessible on the “Investors” section of the Company’s website at www.smartsand.com. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website following the call. The call can also be accessed live by dialing (888) 799-5165 or, for international callers, (478) 219-0056. The passcode for the call is 6763985. A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056 or, for international callers, (404) 537-3406. The conference ID for the replay is 6763985.

Forward-looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements that contain our current expectations about our future results.  The Company has attempted to identify any forward-looking statements by using words such as “expect,” “will,” “estimate,” “believe” and other similar expressions.  Although the Company believes that the expectations reflected and the assumptions or bases underlying its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company’s actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.
Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, the severity and duration of the COVID-19 coronavirus pandemic, operational challenges relating to the COVID-19 coronavirus pandemic and efforts to mitigate the spread of the virus, the current significant surplus in the supply of oil, fluctuations in product demand, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on February 26, 2020, and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed by the Company with the SEC on November 9, 2020.
You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

About Smart Sand
We are a fully integrated frac sand supply and services company, offering complete mine to wellsite proppant logistics, storage and management solutions to our customers. We produce low-cost, high quality Northern White frac sand and offer proppant logistics, storage and management solutions to our customers through our in-basin transloading terminal and our SmartSystems™ wellsite proppant storage capabilities. We provide our products and services primarily to oil and natural gas exploration and production companies and oilfield service companies. We own and operate premium frac sand mines and related processing facilities in Wisconsin and Illinois, which have access to three Class I rail lines, allowing us to deliver products substantially anywhere in the United States and Canada. For more information, please visit www.smartsand.com.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019
	(unaudited)	(unaudited)	(unaudited)
	(in thousands, except per share amounts)
Revenues	$23,409	$26,106	$65,690
Cost of goods sold	18,227	11,906	38,555
Gross profit	5,182	14,200	27,135
Operating expenses:
Salaries, benefits and payroll taxes	2,058	2,155	2,958
Depreciation and amortization	440	461	623
Selling, general and administrative	3,933	2,930	2,693
Change in the estimated fair value of contingent consideration	—	—	(1,215)
Impairment loss	—	—	7,628
Total operating expenses	6,431	5,546	12,687
Operating (loss) income	(1,249)	8,654	14,448
Other income (expenses):
Gain on bargain purchase	39,889	—	—
Interest expense, net	(497)	(607)	(968)
Other income	80	63	15
Total other income (expenses), net	39,472	(544)	(953)
Income before income tax expense	38,223	8,110	13,495
Income tax expense	1,941	3,470	2,569
Net income	$36,282	$4,640	$10,926
Net income per common share:
Basic	$0.91	$0.12	$0.27
Diluted	$0.91	$0.12	$0.27
Weighted-average number of common shares:
Basic	39,973	39,644	40,233
Diluted	39,973	39,644	40,240

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2020	December 31, 2019
	(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$10,994	$2,639
Accounts receivable, net	66,029	58,925
Unbilled receivables	9,256	4,765
Inventories	23,568	21,415
Prepaid expenses and other current assets	1,534	4,433
Total current assets	111,381	92,177
Property, plant and equipment, net	281,142	230,461
Operating lease right-of-use assets	32,198	28,178
Intangible assets, net	8,451	9,046
Other assets	3,417	3,541
Total assets	$436,589	$363,403
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,338	$3,961
Accrued expenses and other liabilities	7,735	8,578
Deferred revenue, current	8,192	7,654
Income taxes payable	6,510	542
Long-term debt, net, current	6,423	6,175
Operating lease liabilities, current	8,783	13,108
Total current liabilities	40,981	40,018
Deferred revenue, net	4,789	1,670
Long-term debt, net	23,899	28,240
Operating lease liabilities, long-term	24,536	15,469
Deferred tax liabilities, long-term, net	35,523	24,408
Asset retirement obligation	14,805	6,142
Contingent consideration	570	1,900
Other non-current liabilities	759	—
Total liabilities	145,862	117,847
Commitments and contingencies
Stockholders’ equity
Common stock	42	40
Treasury stock	(4,025)	(2,979)
Additional paid-in capital	170,282	165,223
Retained earnings	124,152	83,313
Accumulated other comprehensive income (loss)	276	(41)
Total stockholders’ equity	290,727	245,556
Total liabilities and stockholders’ equity	$436,589	$363,403

Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
We define EBITDA as net income (loss), plus: (i) depreciation, depletion and amortization expense; (ii) income tax expense; (iii) interest expense; and (iv) franchise taxes. We define Adjusted EBITDA as EBITDA, plus: (i) gain or loss on sale of fixed assets or discontinued operations; (ii) integration and transition costs associated with specified transactions; (iii) equity compensation; (iv) acquisition and development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions; (vi) earn-out, contingent consideration obligations and other acquisition and development costs; and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:
•the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;
•the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;
•our ability to incur and service debt and fund capital expenditures; and
•our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods or capital structure;
We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income (loss) is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income (loss) presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated.
The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated:

	Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019
	(in thousands)
Net income	$36,282	$4,640	$10,926
Depreciation, depletion and amortization	5,529	5,450	6,992
Income tax expense	1,941	3,470	2,569
Interest expense	506	619	969
Franchise taxes	63	94	56
EBITDA	$44,321	$14,273	$21,512
(Gain) loss on sale of fixed assets	(27)	275	(15)
Equity compensation (1)	832	842	663
Acquisition and development costs (2)	823	144	(1,208)
Non-cash impairment loss	—	—	7,628
Gain on bargain purchase	(39,889)	—	—
Accretion of asset retirement obligations	88	76	178
Adjusted EBITDA	$6,148	$15,610	$28,758

(1)    Represents the non-cash expenses for stock-based awards issued to our employees and employee stock purchase plan compensation expense.
(2)    Includes acquisition cost of $819 for the three months ended September 30, 2020. The three months ended September 30, 2019 include an adjustment to the fair value of contingent consideration of $1,215.
_________________________

Contribution Margin

We also use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and accretion of asset retirement obligations, to measure our financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of our business such as accounting, human resources, information technology, legal, sales and other administrative activities.
We believe that reporting contribution margin and contribution margin per ton sold provides useful performance metrics to management and external users of our financial statements, such as investors and commercial banks, because these metrics provide an operating and financial measure of our ability, as a combined business, to generate margin in excess of our operating cost base.
Gross profit is the GAAP measure most directly comparable to contribution margin. Contribution margin should not be considered an alternative to gross profit presented in accordance with GAAP. Because contribution margin may be defined differently by other companies in our industry, our definition of contribution margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of contribution margin to gross profit.

	Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019
	(in thousands)
Revenue	$23,409	$26,106	$65,690
Cost of goods sold	$18,227	11,906	$38,555
Gross profit	5,182	14,200	27,135
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	5,177	5,065	6,547
Contribution margin	$10,359	$19,265	$33,682
Contribution margin per ton	$33.52	$92.62	$55.13
Total tons sold	309	208	611

Investor Contacts
Josh Jayne
Finance Manager
(281) 231-2660
jjayne@smartsand.com

Lee Beckelman
CFO
(281) 231-2660
lbeckelman@smartsand.com